DocuSign Envelope ID: 94AB81EE-04E9-4D9B-A0D5-3753303233EE

August 1, 2022

Private and Confidential

Mindy Simon
[Email Address]

Dear Mindy,

Aon Corporation (the “Company”) is pleased to present in this Employment Offer Letter (this “Letter”) the terms of your employment as Chief Operating Officer of Aon plc. Subject to your acceptance of this Letter, your employment pursuant to this Letter will be deemed to have commenced as of the mutually agreed upon start date in October 2022 (“Start Date”), but no later than October 31, 2022.
General.
At-Will Employment. Your employment with the Company pursuant to this Letter constitutes at- will employment and is not for a specified period. Nothing in this Letter is intended or should be construed as a contract for, or guarantee of, continued employment. This Letter supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting your employment, and any and all prior employment agreements and amendments thereto between you and the Company; provided, however, that nothing in this Letter shall limit or release you from any other obligation regarding confidentiality, intellectual or other property, return of property or post-employment competitive or solicitation activities that you have or may have to the Company or any of its affiliates including, without limitation, as set forth in any equity- based awards to which you are a party.
Responsibilities. You will serve in the position of Chief Operating Officer of Aon plc, and will be a Level 1 senior executive of the Company (or comparable level if levels are changed). You will have the authority and responsibility consistent with your position and will perform other duties on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Chief Financial Officer.
Outside Activities. You may engage in charitable, civic or community activities and may serve as a director of any other business corporation, provided that (a) such activities or service do not interfere with your duties hereunder or violate the terms of any restrictive covenants applicable to you, (b) such activities are consistent with the Aon Code of Business Conduct, and (c) such other business corporation provides you with director and officer insurance coverage which, in the opinion of the Company, is adequate under the circumstances.

DocuSign Envelope ID: 94AB81EE-04E9-4D9B-A0D5-3753303233EE

Compensation and Benefits.
Base Salary. During your employment pursuant to this Letter, the Company will pay you a base salary at the rate of $675,000 per year (“Base Salary”) with effect from your Start Date, payable semi- monthly in accordance with the Company’s executive payroll policy. Your Base Salary will be reviewed annually on the Company’s regular executive compensation review schedule and will be subject to adjustment at the discretion of the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which adjusted amount will be thereafter your “Base Salary” for all purposes hereunder.

Your next salary/performance review will occur in early 2024 and changes to base pay, if any, will be effective around April 1, 2024. Your manager can provide additional information on the Aon performance assessment program.

Annual Incentive Compensation. Starting in 2023, you will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time. Your target annual incentive will be 100% of your Base Salary with effect from your Start Date. Your annual incentive will be reviewed annually on the Company’s regular executive compensation review schedule and will be subject to approval at the discretion of the Compensation Committee. You acknowledge and agree that any such annual incentive compensation program awards will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and an Aon equity-based award, if applicable.

You will receive a one-time sign-on bonus of $400,000 subject to withholding taxes and paid on or before March 15, 2023. If you decide to terminate your employment with us, or if we must terminate your employment with us for cause at any time during your first year of employment, you will be required to repay this bonus to Aon. Similarly, if your employment is terminated (under the circumstances described above) during your second year of employment, you will be required to repay 50% of the sign-on bonus back to Aon.

Long-Term Incentive Compensation. You will be eligible to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as amended from time to time, pursuant to which you will be eligible to receive, subject to the approval of the Compensation Committee, an annual equity award in an amount that reflects and is consistent with your role and contribution. Your annual long-term incentive will be reviewed annually on the Company’s regular executive compensation review schedule and will be subject to approval at the discretion of the Compensation Committee.
As soon as practicable after your start date, we will request approval for a one-time $1,725,000 restricted stock units ("RSUs") award pursuant to the Aon plc 2011 Incentive Plan, as amended and restated (“the Plan"). The award is subject to approval by the OCC or its designee. If granted, the RSUs will vest one third each year on the anniversary of the grant date over a three-year period and will be subject to other terms and conditions generally applicable to similar awards under the Plan.
Stock Ownership Guidelines. As an Aon executive, you will be subject to stock ownership guidelines, as amended from time to time by the Board of Directors of Aon plc or a committee of the Board. You will be expected to hold Aon shares with a value equal to at least three times your base salary. Until you have achieved an investment position in the Class A Ordinary Shares of Aon with a

DocuSign Envelope ID: 94AB81EE-04E9-4D9B-A0D5-3753303233EE

market value equal to or greater than three times you annual base salary, you will be required to retain all Class A Ordinary Shares of Aon received upon: (i) the exercise of options to purchase shares; (ii) the vesting of restricted share units; and (iii) the vesting of performance share units, in each case, net of any shares sold to fund the applicable exercise price or satisfy any taxes due as a result of such exercise or vesting event.
Employee Benefits. During the course of your employment, you will be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company. Nothing in this Letter will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for employees of the Company and nothing in this Letter will restrict the right of the Company to amend, modify or terminate such programs.
Vacation Time. You will not accrue vacation time, but will be entitled to paid vacation time in accordance with usual Company practices applicable to similarly situated employees.
Expense Reimbursement. In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse you for all proper expenses incurred by you in the performance of your duties hereunder.
Severance and Change in Control Protection. You will be eligible to participate in the severance and change in control plan for the Company’s senior executives (Senior Executive Committee Combined Severance and Change in Control Plan) in accordance with the provisions of such plan, as amended from time to time.

Additional Terms. Your employment with Aon is contingent upon the successful completion of a background check, Officer questionnaire, I-9 Employment Eligibility Verification, and execution of the enclosed Confidentiality and Non-Solicitation Agreement (the “Agreement”). Failure to complete the required actions below can result in a withdrawal of your employment offer and immediate termination.

1.Background Check
Information you provide will be utilized to verify your social security number (in the U.S.), employment and academic history, and to conduct a criminal history search and other background searches. Some roles may also require completion of a drug screen and/or a credit review. Your recruiter can further describe the background screening requirements for the position you have been offered. All required components must be completed prior to your start date.
2.I-9 Employment Eligibility Verification
Aon is also required by law to review and verify documents that establish proof of identity and your eligibility to work in the United States. We strongly recommend that you complete the two-step Form I- 9 employment eligibility verification prior to your start date. Refer to the Aon Form I-9 employment eligibility verification email you will receive from hrgo@aon.com prior to your first day with a link and directions to complete the Form I-9. You will be required to schedule an appointment at a verification center to verify your identity.

3.Confidentiality and Non-Solicitation Agreements
To protect the Company’s considerable investment in its confidential and trade secret information, people and clients, you will be required to execute the enclosed Confidentiality and Non-Solicitation

DocuSign Envelope ID: 94AB81EE-04E9-4D9B-A0D5-3753303233EE

Agreement (the “Agreement”) as a condition of your employment. The Agreement is enclosed with this letter. The Agreement generally provides that during and following the end of your employment you are prohibited, on behalf of yourself or a third party, from soliciting certain Company clients and prospective clients and/or providing services to those clients. Similarly, the Agreement provides that during and following the end of your employment you are prohibited from soliciting employees to leave the Company and that you will protect the Company’s confidential and trade secret information.

If you accept the above-described terms and conditions of employment with the Company, please sign below and return this Letter to the Company.

Again, Mindy, welcome to Aon! We are looking forward to working with you.
Christa Davies

cc: Lisa Stevens, Anthony Scattone

I confirm my acceptance of employment with the Company subject to the terms and conditions set forth
Mindy Simon
02-Aug-2022

Acceptance Date